EXHIBIT 11
            Statement Regarding the Computation of Earnings Per Share



                                          For the nine month period                 For the quarter ending
                                             ending September 30                          September 30
                                        -------------------------------         -------------------------------
                                              1997            1996                  1997                 1996
                                        -------------------------------         -------------------------------

Weighted average shares outstanding:       5,255,021       5,303,687             5,253,278             5,301,182

Common Stock

Common Stock Equivalents
         Stock Options                             0               0                     0                     0
         Stock Awards                              0               0                     0                     0
         ESOP shares                               0               0                     0                     0
Total Common Stock Equivalents                     0               0                     0                     0

Total weighted average shares
         outstanding                       5,255,021       5,303,687             5,253,278             5,301,182

Net Income                                $5,455,000      $5,119,000            $1,832,000            $1,883,000


Net Income Per Share                      $     1.04             .97(cent)             .35(cent)             .36(cent)






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